Exhibit 10.1
MAXLINEAR, INC.
5966 La Place Court, Suite 100
Carlsbad, CA 92008

December 21, 2015

Dana McCarty
6853 Gold Pine Way
San Jose, CA 95120
dj_mccarty@yahoo.com

Subject: Offer of Employment - REVISED

Dear Dana:

I would like to offer you our heartfelt congratulations on your selection as the final candidate for a position at MaxLinear. You have met the exacting meritocracy standards of personal and professional achievement to which we hold all our employees. We are truly excited to extend you an offer of employment at MaxLinear as specified below. Your acceptance of our offer will represent an important milestone in our rapid growth as a fabless, communications IC company.

First and foremost, we immensely value your superior qualities of proven technical competence, and passion for excellence. Your personal attributes are congruent with our cherished EPIC values - “Excellence, People, Integrity, and Compassion”. Together, with your able partnership, we aim to build a world class IC company.

In our workplace, we foster an environment of risk-taking and reward, along with a relentless focus on customer-driven products. By being true to this principle, we are determined to create a company with a business model and an organization that will set altogether new and lofty standards in work culture. In addition, MaxLinear will constantly endeavor to uphold its commitment to making “Every working day a lot of fun”. We thank you for your interest in MaxLinear and look forward to unparalleled success together as partners in the same adventure.

Employment Offer

I am very pleased to offer you a position with MaxLinear, Inc. (the “Company”), as Vice President, Global Sales, with work responsibilities in both the Carlsbad and Irvine, California offices. You will report to the CEO, Kishore Seendripu. If you decide to join us, you will receive an annualized salary of $250,000, minus all applicable taxes, paid in installments per our established bi-weekly payroll cycle. We will also offer you a one-time sign-on bonus of $25,000, minus all applicable taxes. The sign-on bonus is paid at the conclusion of your first thirty (30) days of employment. If you voluntarily leave the Company within the first two (2) full years of employment you will be required to repay to the Company the full amount of the sign-on bonus.

In addition, you will be eligible for a target annual bonus of up to 55% of your then-current base salary. Your first eligibility for bonus will be for performance in calendar year 2016 paid in 2017 or semi -annual as described below. If you decide to join the Company, it will be recommended to the Company’s Board of Directors (or an authorized committee) that the Company award you an equity grant of restricted stock units (RSUs) with respect to a value of $600,000. The number of shares will be determined by dividing $600,000 by the closing sales price of the Company’s Class A common stock on the date of grant.

You and the CEO will create performance milestone goals for the global sales team. Once approved, this sales plan may include a potential of a semi-annual bonus payment. However, the overall annual potential bonus percentage does not change.

We are also offering you relocation benefits for your move from San Jose, California to Southern California. These include short term assistance and a relocation allowance. If you join the Company, you will be based initially in Carlsbad, California. However, when you are not travelling for business, you will be required to work out of both Irvine and Carlsbad facilities on a weekly basis. Temporary living arrangements will be arranged and paid for by the Company from your start date for two (2) months, as needed. This is for lodging only; other living expenses like meals and laundry will be a personal expense. In addition, the Company will reimburse you for the following: a rental car from your start date for two (2) months; coach airfare for you and your family for your permanent relocation from the Bay Area to San Diego, California.

We will also reimburse you for actual expenses not to exceed $3,000 per month for up to another four (4) months on the cost of an apartment or other temporary living facility, but not as an offset to your permanent residency costs. You will be responsible for all gas and tolls for the rental car and will need to provide proof of insurance to the rental car carrier. In addition, we will only reimburse you for these approved expenditures once you submit valid receipts to the Company and will only be reimbursed to you (or paid by the Company on your behalf) if you are an employee of the Company on the date of reimbursement or payment by the Company.

In addition to the short term relocation benefits discussed above, you will receive a one-time relocation allowance of $50,000, minus all applicable taxes, paid on or before September 30, 2016. This is intended to offset the cost of your relocation to Southern California. Payment will be processed based on the confirmation of your move date to Southern California. In the event that relocation does not occur in 2016 the allowance will not be paid to you. In the event you voluntarily leave the Company prior to the completion of two full years of employment you will be required to repay the Company the full amount of the relocation allowance.

You will also be eligible to receive certain employee benefits, such as paid time off, participation in our 401K plan, employer contribution towards health insurance premiums, etc. The details of these employee benefits will be explained in greater detail in a subsequent correspondence. Benefit eligibility is first of the month following your start date. You should note that the Company may modify job titles, salaries, and benefits from time to time as it deems necessary.

Performance Evaluation Period

After your initial three (3) months of employment at the Company, your performance against your job responsibilities will be evaluated by the CEO. After your job performance has been deemed to be satisfactory, there will be regular follow-up performance evaluations annually or as in accordance with the Company’s Employee Handbook.

Equity Incentive

The Company will recommend that its Board of Directors (or an authorized committee) approve equity related compensation of RSUs as specified in the compensation proposal above.  This equity related compensation will be subject to the terms and conditions of the Company’s 2010 Equity Incentive Plan and the form of RSU award agreement approved by the Board (or an authorized committee). The shares subject to the RSU award will vest over four years based on your continuing to provide services to the Company, as follows: twenty five percent (25%) of the shares subject to the RSU award will vest on the 20th day of the first February, May, August, or November to occur following the first anniversary of your employment. For example, if your first date of employment was January 5, 2016, twenty five percent (25%) of your shares would be expected to vest on February 20, 2017. Thereafter, the shares subject to the RSU award will vest on a quarterly basis over the remaining three years. No right to any shares will be earned or accrued until such time as they have become fully vested. In addition, the grant of equity awards and subsequent vesting will not confer any additional right to continued vesting or employment or modify in any way the “at will” status of the employment relationship.

Other Employment Terms

The Company is excited about your joining the Company and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of the effective date of your employment, or our employment relationship with you may be terminated. If you anticipate you may have immigration issues, please advise us now so that we may start to investigate those issues prior to your effective date.

The Company conducts post offer background checks on all candidates. These are done by a 3rd party vendor. All offers however, are contingent upon successfully completing the required background check which may include areas such as employment verification, degree verification, civil, criminal and DMV record search. Once begun, the background check may take up to five (5) business days to be completed. You will be sent information on this background check process once you accept the offer of employment with the Company.

We also ask that, if you have not already done so, you disclose to the Company any agreements relating to your prior employment that may affect your eligibility to be employed by the Company or that may limit the manner in which you may be employed. It is our understanding that any such agreements will not prevent you from performing the duties of your position, and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of any former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent and other intellectual property rights to any invention made during your employment at the Company, non-disclosure of the Company’s proprietary information, and arbitration of disputes between you and the Company. Please note that we must receive this signed agreement on or before your effective date.

There are several online training courses that are required to be completed upon hire, including Non-Harassment, and several Compliance related topics.

As a member of the executive team you will also be offered a change in control and severance agreement (the “CIC Agreement”) that is commensurate with other eligible vice presidents at the Company. The CIC Agreement includes severance benefits, accelerated vesting and other items. A template is included with this offer letter and will be personalized if you agree to this offer of employment.

To accept the Company’s employment proposal, please sign and date the Acceptance Form attached to this letter; and, to maintain the confidentiality of compensation information, return a copy of ONLY the Acceptance Form page to Kathi Guiney via email at kguiney@maxlinear.com. This letter, along with any agreements relating to proprietary rights between you and the Company, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter may not be modified or amended except by a written agreement signed by the CEO of the Company and you.

This offer of employment will terminate if it is not accepted, signed and returned by December 24, 2015. We look forward to your favorable reply and to working with you at MaxLinear, Inc.

Sincerely,

FOR MAXLINEAR, INC.

Adam Spice
Chief Financial Officer

Kathi Guiney
Vice President, Human Resources

OFFER ACCEPTANCE FORM

The terms of the letter dated April 29, 2016 are agreed to and accepted:

Printed Name: ___________________________

Signature:    _____________________________

Date:     _________________________________

Anticipated Start Date: ____________________

Enclosures: Please initial receipt and review of the following:

1.	MaxLinear Mission Statement Initials:_______________

2.	2016 Benefits Guide Initials:___________________